Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Annual Report on Form 10-K of W&T Offshore, Inc. (the “Form 10-K”) of our report dated January 22, 2026, on W&T Offshore Inc.’s estimated reserves as of December 31, 2025, to all references to our firm in the Form 10-K and to the incorporation by reference of our report in Registration Statements Nos. 333-214168 and 333-282595 on Form S-3 and Registration Statements Nos. 333-219747 and 333-272794 on Form S-8. We also consent to the use of our reports on reserves and the incorporation of the reports on reserves for the year ended 2022, 2023 and 2024, and W&T Offshore, Inc.’s use of the phrase “independent petroleum consultant” as referencing Netherland, Sewell & Associates, Inc.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens, P.E.
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas

March 16, 2026